Offshore Logistics, Inc.

2000 W. Sam Houston Parkway South
Suite 1700
Houston, Texas 77042
Tel: (713) 267-7600
Fax: (713) 267-7620

PRESS RELEASE

OFFSHORE LOGISTICS, INC. ANNOUNCES CORPORATE HEADQUARTERS MOVE TO HOUSTON, TEXAS

        HOUSTON, TX, August 22, 2005 – Offshore Logistics, Inc. (NYSE:OLG) announced today that it has moved its corporate headquarters to Houston, Texas from Lafayette, Louisiana. The new address is 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042, and the main telephone number is 713-267-7600.

        Offshore Logistics employs approximately 3,300 people worldwide and has been headquartered in Lafayette since its founding in 1969. Although the Company has moved its corporate headquarters to Houston, it will continue to maintain a strong presence in Lafayette, New Iberia and other south Louisiana communities through its subsidiaries, Air Logistics, L.L.C. and Grasso Production Management, Inc.

        Bill Chiles, President and Chief Executive Officer of Offshore Logistics said, “In recent years, the energy industry has seen significant growth in international offshore drilling and production activities. The move to Houston strategically places us in the heart of the international energy industry and is consistent with our ongoing strategy to grow our helicopter transportation services globally.”

        Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG. For more information, visit www.olog.com.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those contained in this press release include, without limitation, that the Company does not expand globally to the extent anticipated. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004, and December 31, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Media Contact:
Joe Baj
Phone: (713) 267-7605
jbaj@olog.com